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                                                                     Exhibit 21
                                                                     ----------
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                                    SUBSIDIARIES

Subsidiary                                           Jurisdiction             % Ownership
----------                                           ------------             -----------

Eberline Radiometrie S.A                             France                   100%
Thermo Instruments Systems Ltd.                      U.K.                     100%
Thermo Instrument Systtems GmbH                      Germany                  100%
         Eberline Instruments GmbH                   Germany                  100%
Gamma-Metrics                                        California               100%
         Gamma-Metrics International F.S.C. Inc.     Guam                     100%
Radiometrie U.S.A., Inc.                             California               100%
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